Exhibit 10.10

Oasis Capital, LLC

411 Dorado Beach East

Dorado, PR 00646

Re: Amendment to Convertible Promissory Note

Dear Oasis, LLC:

This letter agreement (this “Letter Agreement”) confirms our previous agreement to a fixed price conversion of the Common Stock referenced in the Convertible Promissory Notes with original issue dates of May 11, 2017, May 18 2017, and May 19 2017 in the name of L2 Capital, LLC and later assigned to Oasis Capital, LLC (the “Notes”). Capitalized terms used but not defined herein shall have the respective meaning given to them in the Notes.

The Notes provide the Holder the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Notes into fully paid and non-assessable share of Common Stock, and further states the method for calculating such conversions. The Conversion Price is based on market conditions affecting the Common Stock, such as the Market Price. A fixed stock price would greatly simplify the valuation process.

On May 7, 2018, the Borrower reached its authorized Common Stock limit of 250,000,000 shares, including approximately 6,700,000 shares held in reserve. Upon this event, the parties agreed to the following amendment to the Note:

1.

Calculation of Conversion Price.Effective May 7, 2018, the parties agree to a fixed Market Price of $0.0450, the closing Common Stock price on May 7, 2018. The parties further agree to a Conversion Price of $0.0293.

Very truly yours,		ACCEPTED AND AGREED

Integral Technologies, Inc.

By:		By:
Name:	Doug Bathauer	Name:
Title:	Chief Executive Officer	Title: